Exhibit 99.1

REMARKS BY HERMANN WALDEMER

CHIEF FINANCIAL OFFICER

PHILIP MORRIS INTERNATIONAL INC.

CONSUMER ANALYST GROUP OF NEW YORK (CAGNY) CONFERENCE

FEBRUARY 17, 2009

It is a great pleasure for me to be back at the CAGNY Conference, especially as this is the first time that Philip Morris International is present here as an independent publicly traded company.

Let me also extend a warm welcome to those joining us on the webcast.

My remarks contain forward-looking statements and, accordingly, I direct your attention to the Forward-Looking and Cautionary Statements section of today’s news release and our regular SEC filings. Reconciliations of non-GAAP measures included in this presentation to the most comparable GAAP measures are provided on the last slides of this presentation and are available on our website.

The key points that I will cover during my presentation are:

•	We had an excellent year in 2008;

•	We face currency headwinds if current rates prevail throughout 2009;

•	We have not seen any consumer downtrading in emerging markets so far and we believe that we are well placed to weather any eventual change in consumer behavior;

•	We remain as committed as ever to generously rewarding our shareholders; and

•	Our constant currency outlook for 2009 is very strong.

Let’s look at 2008. We achieved or exceeded all the mid to long-term currency neutral targets that we established and shared with you last March.

Here are the results in more detail.

In 2008, PMI cigarette shipment volume increased by 2.5% to 869.8 billion units. Our organic growth rate, that is excluding the impact of acquisitions, was 1.0%.

This strong performance was driven by emerging markets in the Eastern Europe, Middle East and Africa, or EEMA, Region, as well as the Asia and Latin America & Canada Regions and only partly offset by the impact of continued market declines in the mature markets of the EU Region and Japan. In emerging markets, PMI benefited from overall industry growth and consumer uptrading to our strong premium and mid-price brands, trends that continued through the end of the fourth quarter.

Our volume performance in 2008 was a significant improvement compared to previous years.

Net revenues excluding excise taxes rose by 12.7% in 2008 to $25.7 billion, driven by an improved volume and mix performance, strong pricing and favorable currency. Excluding currency and acquisitions, net revenues grew by 5.6%.

Revenue growth was driven by the EEMA Region with an increase of 13.6% excluding currency as higher volumes, a better product mix and price increases positively impacted our results in Eastern Europe, Turkey, the Balkans and North Africa. The Asia and Latin America & Canada Regions also achieved very solid net revenue growth, while revenues excluding currency declined slightly in the EU Region due to inventory build-ups in the prior period in advance of excise tax increases that distorted the Czech market and the impact of very large tax driven price increases in Poland. Excluding these two markets, net revenues in the EU Region were up 1.2% excluding currency.

PMI’s Operating Companies Income, or OCI, reached a record level of $10.4 billion in 2008. This represents an increase of 16.7% over the prior year, and 9.9% excluding the favorable impact of currency and acquisitions.

The key drivers of our very strong OCI growth were the EEMA and Asia Regions, where we achieved double digit profitability growth in the key markets of Egypt, Indonesia, Korea, Romania, Russia, Turkey and Ukraine. The EU Region had a solid performance with OCI up 2.7% excluding currency, as did the Latin America & Canada Region.

Reported Earnings per Share, or EPS, of $3.32 per share were up 16.1% in 2008 and 10.8% excluding currency. Adjusted EPS of $3.32 were up 52 cents, or 18.6%, and excluding currency, rose by 13.2%.

We have excellent momentum going into 2009. Our market shares are growing overall, in OECD and in non-OECD countries. And our share growth is accelerating, as underscored by the chart which shows our full year 2008 versus 2007 performances and our 3 month moving average shares through December 2008.

We expect our underlying business performance to add 33 to 48 cents to our EPS in 2009, representing a growth rate of 10 to 14%. This strong performance will regretfully be overshadowed by a significant currency hit. Our EPS guidance for 2009 is based on exchange rates prevailing in early February.

Making predictions about currencies is particularly difficult at present due to the huge volatility, which is illustrated by the fact that the adverse currency impact would have been 40 cents, or only half, at the exchange rates prevailing just a few weeks ago in mid December 2008.

The chart shows the evolution in the exchange rate of the Dollar against the Euro for the period 2007 through early 2009.

PMI benefited from a favorable currency situation during the first nine months of 2008. In September, the US Dollar started to strengthen significantly as it was perceived as a “safe haven” in turbulent financial times. As a result, there was an adverse currency impact from the Euro on our fourth quarter results.

After significant volatility in December, the US Dollar has once more strengthened in the wake of election optimism in the USA and weak economic data in the EU and stood at 1.28 in early February, when we established our EPS guidance.

Since the beginning of September, we have also witnessed a strong depreciation of many emerging market currencies against the US Dollar, the most notable being the 47% decline in the value of the Russian Ruble and the 74% decline in the value of the Ukrainian Hryvnia.

Many in the investment community have expressed surprise at the magnitude of the currency unfavorability that we have disclosed. Let me try to explain this impact in greater detail first by addressing our exposure by underlying currency. As we mentioned during our earnings call, the currencies in the key emerging markets of Mexico, Russia, Turkey and Ukraine account for 58 cents of the total foreseen adverse variance of 80 cents, while other emerging market currencies are 11 cents negative.

The decline in the Euro is expected to have an adverse impact of 13 cents and other developed market currencies another 16 cents. This is expected to be partially offset by a 15 cent positive impact from the Japanese Yen and a 3 cent positive impact generated by the conversion of our Swiss Franc costs into US Dollars at more favorable rates.

I would like to stress that the breakdown of the variance is based on underlying currencies and that this does not necessarily equate to the impact on individual market profitability. Let me elaborate further.

Currency, whether positive or adverse, has a straight line impact on net revenues. From our discussions, it appears that some models used outside PMI, which cannot replicate the underlying details of our business model, have sought to simplify the complex effect of currency movements by applying a similar rule to profitability. However, the relationship between currency and OCI is neither linear nor simple nor consistent across our wide range of markets. What happens is that the impact of favorable and unfavorable currency movements on OCI is also influenced by the extent to which there are elements in the cost structure that are not in local currency.

Let me use a theoretical example to illustrate this. Market X has net revenues of $2.0 billion, but faces a currency depreciation of 25%. The impact on net revenues will be a decline of $500 million or 25% to $1.5 billion. If all the costs were in local currency, they would also go down by 25% and OCI of $1.2 billion in this example would decline to $900 million.

However, if half the costs in this market were in US Dollars, be they leaf costs, direct materials or marketing expenses, then total costs in this market would decline not to $600 million but to $700 million. As a result, OCI would decline to $800 million, or by 33%, and the OCI margin would decrease from 60% to 53%.

The same effect would of course work in reverse in the event that the local currency appreciated.

To what extent can we directly protect ourselves against currency swings through hedging?

Let me reiterate that it is our policy never to carry out income hedges - or what we call “translation hedges”. Such hedges are purely speculative and would have a significant unpredictable impact on the company’s profitability. We at PMI run a solid and prudent business and therefore will not speculate on currencies.

However, we do seek to protect our business, where appropriate and feasible, through so-called “transaction hedges”. The two main examples are the hedging of the Japanese Yen on the sale of cigarettes to our affiliate in Japan and the hedging of the US Dollar on the purchase of tobacco leaf.

Opportunities for additional transaction hedges are however quite limited. They are generally not available at acceptable costs due to the large interest differentials and the applied volatility charges or simply non-existent in large quantities in our key emerging market currencies.

Let’s look at PMI’s cost structure.

In 2008, our total costs above the OCI line were $16.2 billon, of which $9.3 billion represented Costs of Goods Sold and $6.9 billion marketing, overheads and other expenses.

Tobacco leaf is the single largest component in our cost structure with $3.6 billion in 2008. In terms of currency denomination in our P&L, 26% of these costs are in US Dollars, 48% in Euros and 26% in other currencies.

PMI purchases tobacco leaf from a number of countries. The most important sources of leaf are Argentina, Brazil, Greece, Malawi, Turkey and the USA.

Tobacco leaf is fundamentally a US Dollar denominated agricultural crop. However, PMI converts a large part of its leaf purchases into Euros for inventory and balance sheet valuation purposes and this currency is subsequently used in transactions with local affiliates.

Direct materials account for $2.4 billion in costs. In terms of currency, 60% are in Euros, 26% in Dollars and 14% in other currencies.

Other elements of our Cost of Goods Sold total $3.3 billion with the majority of these costs being denominated in local currencies, which here would include part of the Euro total due to our large production volume in the EU.

Likewise our $6.9 billion in sales allowances, marketing expenditures, overheads and other expenses above the OCI level are predominantly accounted for in local currency, though with 12% the Swiss Franc is relatively important, reflecting the location of our operations center in Lausanne, Switzerland.

While this gives you the overall picture, it should be stressed that there are significant regional variations in the currency split of PMI’s costs, as illustrated here with the examples of Indonesia and Russia.

In Indonesia, 88% of our costs are in Rupiah, while in Russia only 39% of our costs are denominated in Rubles. This reflects the greater Dollar and Euro sourcing of leaf tobacco and direct materials in Russia. In Indonesia, we are able to include local tobacco in our cigarette production and cloves are sourced locally. In both countries, marketing and support function costs are predominantly accounted for in their respective local currency.

The Russian example also highlights the importance to PMI not only of movements of the Ruble against the Dollar but also the Ruble against the Euro.

Let me close this section on currency by highlighting the fact that the Japanese Yen is the only major currency which has appreciated in value since the beginning of 2008. All our other main currencies have moved in the same unfavorable direction, some with large declines, thus amplifying the adverse impact. History has generally shown that large currency swings tend to be at least partially reversed over time so we are optimistic that these strong currency headwinds will be temporary.

A second concern that has been expressed by investors is the potential for consumer downtrading particularly in emerging markets. The fact is that we still see continued uptrading in emerging markets.

Consumer uptrading to premium cigarette brands has been taking place over several years across a very wide range of countries, as illustrated on this slide. For example, the premium and above segment in Russia has grown from an estimated 11.9% of the total market in 2005 to 17.9% last year, an average growth rate of two share points a year. In Romania and in Mexico, the segment reached very high levels for emerging markets of 43.5% and 65.4% respectively in 2008.

There are three main reasons that explain this favorable trend.

Absolute price levels for cigarettes in key emerging markets remain moderate and affordable. Premium A Mild is priced at just over 80 US cents per pack of 16 in Indonesia. Marlboro retails at just over a dollar in Russia, around 2 Dollars in Mexico and slightly below 3 Dollars in Turkey.

Price gaps have narrowed compared to five to ten years ago. Even in Russia, where the price gap between Marlboro and Optima is just over 200%, the absolute gap is 78 cents and premium cigarettes remain an aspirational consumer item.

The third reason is that cigarette prices relative to other consumer products remain low. In fact in Russia, a pack of Marlboro costs about the same as a can of local beer or half a liter of Coca-Cola, but significantly less than a Big Mac, a tube of toothpaste or a Budweiser.

Consumer uptrading continues. The trend actually improved in the second half of last year in Indonesia, Turkey and Ukraine, while the slight slowdown in Argentina and Mexico reflects the timing of substantial price increases which distorted the quarterly trends. In Russia, where we just took another price increase, the premium segment growth has softened.

The global economic crisis is however still unfolding and, therefore, there is no certainty that these positive trends will be sustained. We however do not believe that such a shift, if it were to happen, would be severe in magnitude for the reasons I just outlined.

Another key question is our pricing power going forward. Our $1.2 billion positive pricing variance on OCI in 2008 is testament to the resilience of our company. We have already announced further price increases across a wide range of countries, including Italy, Spain, Russia, Turkey, Indonesia and Mexico. We are therefore confident of our pricing power going forward.

Pricing and excise taxes are linked. While large excise tax increases did disrupt our business in the early part of the decade in such markets as France, Germany and the Netherlands, a reasonable approach is now being taken by Governments in key markets. They appear to have recognized that regular moderate excise tax increases, along with structural changes that focus on specific elements, minimum excise taxes and the elimination of loopholes is beneficial from both a Government revenue and public health perspective.

So a key success factor for PMI going forward will be the strengthening of its leading portfolio of brands and innovation in particular behind Marlboro, which remains the only truly global cigarette brand. We have proven that we can return the brand to a solid growth path and thus believe that Marlboro has a very exciting future ahead.

In the Marlboro brand architecture, Marlboro Red’s positioning continues to be anchored upon its unique rich flavor that represents the timeless masculine values of freedom, independence, mastery of one’s destiny and being in charge, focused and driven.

Marlboro Gold is the brand that explores new dimensions in smoking and is progressive, open-minded, casually elegant, inventive and confident.

Marlboro Fresh provides refreshing sensations, with an easy-going and extroverted personality.

This new architecture is being established through appropriate packaging upgrades, line extensions, effective consumer communications and continued quality improvements.

The first major innovation for Marlboro Red was Marlboro Filter Plus, also called Marlboro Flavor Plus in certain markets. The enhanced taste, which is due to the innovative tobacco plug in the filter, enabled us to extend Marlboro Red into the low and super low tar and nicotine segments with 6, 3 and one milligram variants.

It has been particularly successful in Romania, where it captured a 2.5% national share in December, as well as a 4.3% share in the capital Bucharest.

Marlboro Filter Plus and Flavor Plus are now available in 20 markets and are performing well across a wide range of geographies, particularly in large urban areas. The brand has a 2.2% share in Kuwait, 1.2% in Moscow, 0.6% in Kiev, 0.4% in Tokyo and an estimated 0.3% share in São Paolo, where it was launched only in December.

Marlboro Intense is a flavorful variant, which has been launched in nine countries, predominantly in a shorter format. Marlboro Compact is a lighter flavored version sold in Italy, while the Marlboro Pocket Pack is a shorter version of the traditional Marlboro Red. In December, Marlboro Compact achieved a 0.5% market share in Italy and Marlboro Pocket Pack a 0.6% share in Spain.

Marlboro Gold is being extended into new consumer dimensions. Marlboro Gold Edge, the first super-slims variant for Marlboro has been launched in Hungary, Poland, Russia and Ukraine and has already achieved a 0.4% market share in Warsaw. Marlboro Gold Advance is a smooth full flavor variant, which is being tested in France with very favorable initial results.

We have also developed a new pack for Marlboro Gold, which is clearly more modern and underscores the differentiated positioning of Marlboro Gold. It was initially tested in Austria, France and Italy with very positive results. In all three markets, the new pack has been very well received by existing adult smokers of the brand and has attracted considerable interest from adult smokers of competitive brands. The new pack is currently being rolled out nationally in both Austria and Poland.

The menthol segment is growing across a wide range of markets. For example, in the biggest menthol market in the world, Japan, the share of menthol is estimated to have increased from 18.4% in 2005 to 22.0% in 2008.

In response to this trend and an increasing consumer interest in new products with a higher degree of mentholization, we have developed and launched a number of new menthol initiatives over the last two years under the Marlboro Fresh umbrella in Asia, such as Marlboro Crisp, Fresh and Ice Mint.

In July, we introduced Marlboro Black Menthol in Japan. This has been PMI’s most successful new product initiative ever in Japan and has been instrumental in the significant improvement in Marlboro’s share of the menthol segment in the second half of 2008.

Menthol accounts for about a fifth of the Colombian market and is growing off a low base in several other Latin American markets. Consequently,

we have introduced a number of initiatives under the Marlboro Fresh umbrella in the Region during the second half of 2008. While the premium segment remains quite small in Colombia, our new menthol variants played an important role in growing Marlboro’s share there during the second half of the year to 4.9%.

These initiatives are just the beginning. We are armed with an array of products that we can now roll out further using our superior global infrastructure and have a full pipeline of new products and concepts that will eventually be commercialized.

While every specific new variant may not always generate significant volume, each new introduction has a positive impact on the vibrancy of the brand across a wide range of markets through a “halo effect”.

The positive impact is reflected in a 0.2% volume gain by Marlboro in 2008 and a 2.0% gain in the fourth quarter, compared to a decline of 1.5% the previous year. The brand gained volume in the EEMA, Asia and Latin America & Canada Regions, while in the EU Region it remains the clear market leader with an estimated 18.7% share.

Parliament, with its recessed filter and sophisticated positioning in the above premium price category, has been performing very strongly. Volume was up 20.0% in 2008 driven by Korea, Russia, Turkey and Ukraine. The brand’s upscale image is being further reinforced by the launch of Parliament Reserve.

Slimmer diameter cigarettes are another consumer trend that is growing in importance, particularly in Eastern Europe and Poland. In Russia, for example, the slimmer segment now accounts for more than 12% of industry volume, compared to under 4% three years ago.

Virginia Slims is our premium stand-alone offer in the slims segment. Volume was up 8.2% in 2008, driven by the attractive innovative Uno concept as well as geographic expansion.

Virginia Slims Uno accounted for between 9% and 20% of the brand’s volume in its key markets of Japan, Romania and Russia, while it represented the ideal variant for the introduction of the brand in Greece.

Other PMI initiatives in the growing slims segment include the aforementioned Marlboro Gold Edge, as well as Muratti Gold Slims and Silver Slims and L&M Link in the mid price segment. In the fourth quarter, the two Muratti slims variants achieved a combined 0.4% share in Russia, while L&M Link had a 1.3% share in Poland.

Chesterfield is our best performing mid-price brand with volume up 13.7% in 2008, driven by strong gains in Italy, Portugal, Russia and Ukraine. The increase in the volume of Chesterfield more than offset the decline of L&M and has allowed us to reinforce our position in this important price segment.

Following our comprehensive repositioning of the brand, L&M remains under pressure in Russia in spite of the success of slimmer line extensions. However, the brand is showing early signs of stabilization in Romania and Ukraine.

L&M’s overall volume declined by 4.6% in 2008, driven principally by Russia. However, in the EU Region, shipments were up 2.0% during the same period, driven by gains in Germany, where L&M is the fastest growing brand in the market. L&M also gained share in a number of other EU markets, such as the Netherlands, Poland, France and Belgium, as shown on this slide.

While our strategic and marketing focus is on the higher margin premium and mid-price brands, our low-price international brands continued to perform well in 2008. The combined volume of Bond Street, Next and Red & White was up 3.8%, with particularly strong performances for Bond Street and Next in Eastern Europe.

Our three most important local brands are Diana in Italy, A Mild in Indonesia and Delicados in Mexico. All three gained volume and market share in 2008.

We have a very broad portfolio of brands. Innovation and our superior premium and mid-price brands, led by Marlboro and Parliament, position us well for profitable mid and long-term growth, which will be complemented by our strong low-price brands.

All these product and brand initiatives, along with the greater speed to market and enhanced flexibility that has resulted from the spin, have enabled us to improve our volume / mix performance in 2008, with a slightly positive variance after three years of negative variances. This was achieved in spite of continued adverse geographic mix.

In addition to our investments behind our superior brand portfolio, we are continuing to reinforce our leading position through new market entries, joint ventures and acquisitions that are strategically and financially attractive.

Two recent examples of geographic expansion include Algeria and Bulgaria. Indeed last year, we reached a 14.9% market share in Algeria and 10.3% in Bulgaria. Our growth is led by Marlboro and L&M, but also includes other brands such as Parliament and Assos International.

The most important market that we are seeking to penetrate is of course China, a market which grew by a further 3.1% in 2008 to just over 2.2 trillion units.

As you know, we have agreements in China with the China National Tobacco Company (CNTC) for the production and distribution of Marlboro in the domestic market and for the production and distribution of Chinese heritage brands in international markets. This is the foundation of our long-term cooperation in an arrangement where we seek to be the preferred partner of the Chinese monopoly.

Marlboro manufactured under license by two factories was launched in China in August. While still well below potential demand, total volume reached just under 700 million units in 2008. In parallel, the international joint venture between PMI and CNTC successfully commercialized three Chinese heritage brands in the premium, mid and low price segments in six different markets across the world. The total volume of these brands reached nearly 900 million units in 2008 thanks to the good collaborative efforts by both partners in the venture. This volume is not in our reported shipment volume numbers.

While we do not expect our business in China to have a material short to mid-term impact on our profitability, we are confident that we will be able over time to reinforce our cooperation to the mutual benefit of both parties and thus gradually expand our presence in China.

While we are focused primarily on cigarettes, as they remain by far the most profitable tobacco category, our business development interests extend to other tobacco product categories.

We have successfully grown our Other Tobacco Products, or “OTP”, business organically with a volume growth of 18% in 2008. We are complementing this with our recent acquisitions of the leading fine cut brands Interval in France and Petterøes in Norway.

We have also recently signed an agreement with Swedish Match to establish an exclusive 50:50 smokeless tobacco joint venture for all markets except for Scandinavia and the USA. We believe such products, though currently banned in the EU outside Scandinavia, have excellent long-term potential in a wide range of geographies.

PMI remains primarily focused on top line growth through volume and mix improvements and higher pricing. However, we are also very alert to all opportunities to improve productivity and reduce costs.

We have a $1.5 billion three year program under way and achieved approximately $500 million, or a third, of these savings in 2008. These efforts focus on all areas of the business, including manufacturing, product rationalization, the optimization of the supply chain, resource allocation and the centralization of certain finance and human resource activities in lower cost locations.

Over the last five years, we have undertaken extensive production consolidation and closed factories – the latest being Munich in 2008 – within the various customs areas and trade blocks where we operate. We have continued to make investments in key factories in Asia, Europe and Turkey, most notably with the opening in 2008 of a new production facility in Jakarta, Indonesia.

Last year we completed the absorption in our main factories in Western Europe of 57 billion units that were previously manufactured under contract for us by PM USA.

We are carrying out a rationalization of our blends and product specifications and discontinuing certain low volume and margin variants.

Finally, we are continuing to optimize all elements of the supply chain and are using a cluster model to provide support functions to our factories, such as engineering and quality assurance.

Our free or discretionary cash flow, defined as operating cash flow less capital expenditures, reached $6.8 billion in 2008, an increase of $2.3 billion or 52.7% compared to 2007. This very strong cash flow performance was attributable to our strong net income growth, the optimization of our supply chain and a lower use of cash to fund working capital, reflecting a partial resolution of issues related to inventory build-ups and excise tax increases.

As major new factory projects are now completed and we continue to focus on all elements of working capital, we expect to again generate strong cash flows this year.

Our balance sheet was pristine at the time of the spin-off and remains very strong with a net debt to EBITDA ratio of 0.94 to 1 at the end of last year. We have a very favorable debt profile, having successfully issued $10.1 billion in bonds during our first year as an independent company at attractive interest rates with well-laddered maturities. We have unused bank credit lines of over $6 billion and continuous access to the Commercial Paper (CP) market. Our current CP outstanding is $2 billion with an average interest rate of well under 1%.

PMI’s excellent credit worthiness is fully recognized and reflected in our A2, A and A+ credit ratings from Moody’s, S&P and Fitch respectively. We believe that this financial strength should position us very well in today’s uncertain financial environment.

We are steadfastly committed to use our financial strength in order to enhance shareholder value.

As you know we increased the quarterly dividend by 17.4% in August to an annualized rate of $2.16 per share, which brought it in line with our stated dividend payout ratio of 65%. At the current share price, this represents an attractive yield of 6.0%.

I would like to take this opportunity to stress PMI’s dividend commitment. If this means that the payout ratio overshoots 65%, so be it. This is a target and not a fixed goal and our commitment to reward our shareholders generously is the guiding principle.

Likewise we remain committed to the $13 billion two year share repurchase program that we initiated in May. We spent $5.4 billion on share repurchases in 2008 and anticipate a similar level of Dollar spending in 2009.

In total, we expect to return more than $9 billion in cash to our shareholders in 2009. This is more than 12% of our current market capitalization and represents in my opinion one of the most interesting investment opportunities around.

So therefore I am upbeat about PMI and I am very confident in our ability to meet our volume and constant currency mid to long-term targets even in this year of economic crisis.

Our increased focus on innovation and speed to market, and our superior brand portfolio led by a re-invigorated Marlboro will enable us to compete very effectively across both mature and emerging markets. We have not seen any real sign of consumer downtrading. We retain our pricing power, a key driver of profitability improvements. We have ambitious productivity programs in place. Our strong cash flow and balance sheet underpin our generous dividend and share repurchase programs that should generate superior returns for our shareholders.

The strength of our business is reflected in our forecast 2009 EPS growth rate of 10% to 14% on a currency neutral basis.

Thank you for your interest in our company. I will now be happy to take some questions.